Exhibit 99.1

FOR IMMEDIATE RELEASE

November 16, 2005

A. O. Smith names Murphy chief financial officer

Milwaukee, Wis.—A. O. Smith Corporation (AOS-NYSE) today announced that Terry M. Murphy will join the company as senior vice president and chief financial officer effective January 1, 2006.

In his new position, Murphy will be responsible for all financial functions of the Milwaukee-based manufacturer of electric motors and water heaters including treasury, controllership, cash management, and investor relations.

“Terry brings more than 30 years of finance and accounting experience to A. O. Smith Corporation,” Robert J. O’Toole, chairman and chief executive officer, said in making the announcement. “He has extensive experience in manufacturing and has an impressive record of accomplishment in his previous positions.”

Murphy joins A. O. Smith from Quanex Corporation of Houston, Texas, a manufacturer of engineered materials and components for the automotive and building products industries. His last position was senior vice president and chief financial officer, with responsibility for finance, accounting, treasury, and investor relations. From 1999 until 2004, he served as vice president-finance and chief financial officer of Quanex.

Prior to Quanex, Murphy was senior vice president-finance and chief financial officer of Barnes Group, Inc., of Bristol, Conn., a manufacturer and distributor of precision metal components and assemblies. He has also held the positions of vice president and chief financial officer of Kysor Industrial Corporation, Cadillac, Mich., a

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murphy to join a. o. smith as cfo add l

manufacturer of Class 8 truck components and refrigerated display cases used in the supermarket industry, and vice president-finance, treasurer, and chief financial officer of North-West Telecommunications, Inc., of La Crosse, Wis.

Murphy earned a bachelor’s degree from the University of Wisconsin-La Crosse and an MBA from Marquette University, Milwaukee, Wis. He also holds a law degree from Seton Hall University, South Orange, N.J. and is a certified public accountant.

A. O. Smith Corporation, with 2004 sales of $1.6 billion, is a diversified manufacturer serving customers worldwide. It is one of North America’s largest manufacturers of electric motors, with a comprehensive line of hermetic, fractional horsepower, and integral horsepower motors for residential, commercial, and industrial applications. The company also is a leading manufacturer and marketer of residential and commercial water heating equipment, offering some of the best-known water heater brands in the industry including A. O. Smith, State, and Reliance. The company employs approximately 16,500 people at facilities in the United States, Canada, Mexico, England, Hungary, the Netherlands, and China.